Exhibit (p)(x)

Code of Ethics

Effective: May 2026

I.	Introduction

Lone Peak Global Investors, LLC (hereinafter “LPG” or “the Company”) is guided in all actions by high ethical and professional standards. Accordingly, the Company has embraced the SEC’s adoption of Rule 204A-1 under the Investment Advisers Act of 1940, the “Code of Ethics rule”, as an opportunity to affirm its duty to its clients.

Pursuant to the SEC’s adoption of this rule, the Company has adopted this Code of Ethics (“the Code”) in order to set the standards of conduct to be followed by all persons associated with the Company. The Company has set high standards, the intention of which is to protect client interests at all times and to demonstrate the Company’s commitment to its fiduciary duties of honesty, good faith and fair dealing with clients. All officers, directors and employees (“associated persons”) are subject to this Code and the procedures outlined in it. The policies and guidelines set forth in this Code of Ethics must be strictly adhered to by all associated persons. Severe disciplinary actions, including dismissal, may be imposed for violations of this Code of Ethics.

The Company has several goals in adopting this Code. First, the Company desires to comply with all applicable laws and regulations governing its practice. We believe that compliance with such regulations is a signal to our clients that we exist to serve them, not ourselves, and that we support the efforts of those organizations dedicated to upholding the law.

Next, the management of the Company has set forth guidelines for professional standards, under which all associated persons are to conduct themselves. All associated persons are expected to strictly adhere to these guidelines, as well as the procedures for approval and reporting established in the Code. This will serve to inform and educate associated persons regarding appropriate activities. The Company has instituted, as a deterrent, a policy of disciplinary actions to be taken with respect to any associated person who violates the Code.

Finally, the Company has adopted specific policies and procedures designed to assist in the implementation of the guidelines outlined below. Such policies and procedures will serve to assist in reviewing the effectiveness of the implementation of the Code on an ongoing basis.

CFA Institute Code of Ethics and CFA Institute Asset Manager Code of Professional Conduct

Certain members of the firm have earned the Chartered Financial Analyst® (“CFA”) designation. All CFA charterholders must abide by the CFA Institute’s “Code of Ethics and Standards of Professional Conduct.” In addition, the firm has voluntarily adopted the CFA Institute’s “Asset Manager Code of Professional Conduct” which applies to the firm on a global basis. Both the CFA Code of Ethics and CFA Asset Manager Code of Professional Conduct are incorporated by reference at the end of this document.

II.	Definitions

“Supervised Person”. This term includes directors, officers, partners and employees of the Company, as well as any other person occupying a similar status or performing similar functions. The Company may also include in this category temporary workers, consultants, independent contractors and anyone else designated by the Chief Compliance Officer (“CCO”) . For purposes of the Code, such ‘outside individuals’ will generally only be included in the definition of a supervised person if their duties include access to certain types of information, which would put them in a position of sufficient knowledge to necessitate their inclusion under the Code. The CCO shall make the final determination as to which of these are considered supervised persons.

“Access Person”. An Access Person is a Supervised Person who has access to nonpublic information regarding any client’s purchase or sale of securities, is involved in making securities recommendations to clients, or has access to such recommendations that are nonpublic. All of the firm’s directors, officers, and partners are presumed to be access persons.

“Associated Person”. For purposes of this Code, all Supervised and Access Persons are subject to the provisions of the Code, and are collectively referred to as ‘associated persons’.

“Advisory Client”. Any person to whom or entity to which the Company serves as an investment adviser, renders investment advice or makes any investment decisions for a fee is considered to be a client.

“Reportable” or “Covered” Securities”. Such securities include stocks, bonds, exchange traded funds (ETF’s), notes, debentures and other evidences of indebtedness (including loan participations and assignments), limited partnership interests, investment contracts, and all derivative instruments, such as options and warrants.

“Non-Reportable Securities”. Specifically exempt from the definition of reportable or covered securities are: treasury securities; bank certificates of deposits, commercial paper, etc.; money market fund shares; shares of open-end mutual funds that are not advised or sub-advised by the Company; and units of a unit investment trust if the UIT is invested exclusively in unaffiliated mutual funds.

III.	Guidelines for Professional Standards

●	All associated persons must at all times reflect the professional standards expected of those engaged in the investment advisory business and shall act within the spirit and the letter of the federal, state and local laws and regulations pertaining to investment advisers and the general conduct of business.

●	All associated persons are required to report any violation of the Code, by any person, to the CCO or other appropriate person of the Company immediately. Such reports will be held in confidence.

●	Associated persons must place the interests of Advisory Clients first. All associated persons must scrupulously avoid serving their own personal interests ahead of the interests of the Company’s Advisory Clients. In addition, associated persons must work diligently to ensure that all clients are treated fairly. LPG’s trading policy and procedures address this important issue in more detail.

●	All associated persons are naturally prohibited from engaging in any practice that defrauds or misleads any client, or engaging in any manipulative or deceitful practice with respect to clients or securities.

●	Gifts and Entertainment

A.	Gifts and Entertainment, Related to the Funds: A conflict of interest arises when personnel of a fund’s investment adviser are presented with gifts, favors or other forms of consideration from persons doing business or hoping to do business with the fund. No associated person may receive any gift, service, or other thing of value in excess of $300 per year from any single person or entity that does or seeks to do business with or on behalf of the Funds. Employees must have the CCO’s written approval prior to accepting such gifts. This rule does not apply to promotional items of nominal value that display the entity giving the gift’s logo. “Nominal value” should be less than $50.

B.	Gifts and Entertainment, Other (i.e., not related to the Funds): Associated persons must avoid taking inappropriate advantage of their positions. The receipt of investment opportunities, perquisites or gifts from clients or potential clients could call into question the exercise of the independent judgment of an associated person. Associated persons should therefore use caution in these circumstances and always consult the CCO when in doubt. Generally, gifts valued over $300 are not permitted to be given or accepted by any associated person.

●	Policy Concerning Political and Charitable Contributions by Employees

LPG realizes that, as active members of the community and involved citizens, its employees may wish to participate in political and charitable projects and activities that may include donations and contributions by employees to political candidates or charitable organizations.

Although LPG commends civic and community involvement by its employees, it also desires to avoid any situation that raises a conflict of interest or creates an appearance of impropriety in the context of LPG’s business relationships. Specifically, this policy prohibits employees from making political or charitable contributions when the solicitation or request for such contributions implies that continued or future business with LPG depends on making such a contribution. Similarly, no contributions should be made that create the appearance that LPG stands to benefit in its business relations because of LPG’s or an employee’s contributions.

1.	Campaign Contributions - Both federal and state campaign finance laws include limits on political contributions that employees may make. It is incumbent upon the employee to confirm the legal limits of any contributions.

In addition, under Rule 206(4)-5 of the Advisers Act, political contributions by certain members of an Adviser’s staff may be further limited; contributions may also be required to be pre-approved and may be required to be reported annually. Subject to certain exceptions (described below), under the Rule, Advisers are prohibited from providing investment advisory services for compensation to a Government Entity15 within two years of any political contribution made by the Adviser or a Covered Associate16 of the Adviser to an elected official of the Government Entity who has the legal authority to retain (or has the authority to appoint the person authorized to retain), or is otherwise in a position to influence the retention of, an investment adviser by the Government Entity.

Covered Associates are required to preclear any political contributions with the CCO and to maintain records relating to all political contributions. Covered Associates must be prepared to provide these records promptly upon request by LPG, typically on an annual or more frequent basis.

De Minimis Exceptions. Covered Associates can make aggregate contributions of up to $350, per election, to an elected official or candidate for whom the individual is entitled to vote, and up to $150, per election, to an elected official or candidate for whom the individual is not entitled to vote. These de minimis exceptions are available only for contributions by individual covered associates and not the investment adviser itself.

2.	Charitable Contributions - As with political contributions, LPG requires that employees avoid making any charitable contributions that appear to be in return for promises of new or continued business or other benefits. Additionally, contributions to “private foundations” are governed by the Internal Revenue Code. Under these rules, certain

[15]	A “Governmental Entity” is defined to include: (i) any agency, authority, or instrumentality of a state or political subdivision; (ii) a pool of assets sponsored or established by a state or political subdivision or any agency, authority or instrumentality thereof, such as a defined benefit plan; (iii) a plan or program of a government entity, which includes participant directed investment programs, such as a qualified tuition plan; and (iv) officers, agents, or employees of a state or political subdivision or any agency, authority or instrumentality thereof, acting in their official capacity.

[16]	A “Covered Associate” of a Covered Investment Adviser means: (i) a general partner, managing member, president, vice president in charge of a significant business unit, or any other officer of a Covered Investment Adviser who performs a policy-making function, or any other individual (including persons employed by, e.g., a parent company) with similar status or functions; (ii) any employee who solicits a Government Entity for the Covered Investment Adviser and any person who supervises, directly or indirectly, such employee; and (iii) any political action committee controlled by a Covered Investment Adviser or a Covered Associate. A Covered Investment Adviser or its Covered Associate is deemed to have “control” over a political action committee if they have the ability to direct or cause the direction of the governance or operations of the political action committee.

contributors are not permitted to enter into any business relationships, such as providing investment management or advice, with the foundations receiving the contributions.

Again, to ensure that any charitable contributions employees comply with these guidelines, prior to making a contribution to a charitable organization that could in any way be construed as being motivated by LPG’s business relationship with the organization or person soliciting the contribution, or the donee or honoree in the case of a fundraising event, employees should consult with the CCO.

●	Activities Outside of Employment

From time to time our employees may be asked to serve as Directors, Advisory Directors, Trustees or officers of various corporations, charitable organizations, foundations and the like. Sometimes these are non-paid positions and sometimes they are compensated. Sometimes the corporations are public or are thinking of becoming public and sometimes they are closely held corporations never expected to be publicly traded. Some of the activities may involve participation in, or knowledge of, proposed financial investments by the group involved. This section will briefly address the issues raised by these activities.

There is no absolute prohibition on any employee participating in outside activities. As a practical matter, however, there may be circumstances in which it would not be in LPG’s best interest to allow employees to participate in outside activities. The first consideration must be whether the activity will take so much of the employee’s time that it will affect his or her performance. As important, however, is whether the activity will subject the employee to conflicts of interest that will reflect poorly on both him or her and LPG.

If an employee wishes to accept a position with a corporation (public or private), charitable organization, foundation or similar group, the employee should seek prior approval by submitting a memorandum detailing the proposed activity to the CCO.

The memorandum should state the compensation or benefits, direct or indirect. These types of requests will be treated on a case-by-case basis with the interests of clients being paramount. In this regard, when the employee is authorized to serve as a director, the employee shall refrain from any direct or indirect involvement in the consideration for purchase or sale and in the purchase of sale by any client (i) of any securities of the company on the board of directors of which the employee serves as a director, or (ii) of any securities of an affiliate of such company.

Disclosure and certification of activities outside of employment with LPG is required initially upon employment, and thereafter on an annual basis.

●	No associated person may serve on the board of directors of any publicly traded company without prior written permission by the CCO, Investment Committee or other appropriate personnel based on a determination that the board service would be consistent with the interests of the Company’s clients, the Funds and their shareholders. Service on an investment-related company’s Board of Directors is reviewed at least annually. Associated persons are prohibited from serving on the board of directors of a company that is a portfolio holding.

●	Associated persons must conduct all personal securities transactions in full compliance with this Code, including both pre-clearance and reporting requirements. Doubtful situations always should be resolved in favor of Advisory Clients and in cooperation with the CCO. Technical compliance with the Code’s provisions shall not automatically insulate from scrutiny any securities transactions or actions that could indicate a violation of the Company’s fiduciary duties.

●	Personal transactions in securities by associated persons must be accomplished so as to avoid conflicts of interest on the part of such personnel with the interests of the Company’s clients. Likewise, associated persons must avoid actions or activities that allow a person to profit or benefit from his or her position with the Adviser at the expense of clients, or that otherwise bring into question the person’s independence or judgment. The Personal Trading Policies are a part of this Code of Ethics.

●	The Company has adopted Insider Trading Policies which set parameters for the establishment, maintenance and enforcement of policies and procedures to detect and prevent the misuse of material non-public information. The Insider Trading Policies are a part of this Code of Ethics.

●	Associated persons are prohibited from accepting compensation for services from outside sources without the specific permission of the CCO or other qualified individual in the Company.

●	When any associated person faces a conflict or potential conflict between their personal interest and the interests of clients, they are required to immediately report the conflict to the CCO for instruction regarding how to proceed.

●	The recommendations and actions of the Company are confidential and private matters that are not to be distributed, discussed or communicated outside the Company, except to broker/dealers or other bona fide service providers in the ordinary course of business. In addition, no information obtained during the course of employment regarding particular securities (including internal reports and recommendations) may be transmitted, distributed, or communicated to anyone who is not affiliated with the Company, without the prior written approval of the CCO. In addition, we have adopted a Privacy Policy to prohibit the transmission, distribution or communication of any information regarding securities transactions in client accounts or other non-public client information. Violation of the Privacy Policy is also considered a violation of this Code of Ethics.

IV. Insider Trading

The purpose of these policies and procedures (the “Insider Trading Policies”) is to educate our associated persons regarding insider trading, and to detect and prevent insider trading by any person associated with LPG. The term “insider trading” is not specifically defined in the securities laws, but generally refers to the use of material, non-public information to trade in securities or the communication of material, non-public information to others.

A. Prohibited Activities

All associated persons of the Company, including contract, temporary, or part-time personnel, or any other person associated with the Adviser are prohibited from the following activities:

(a)	trading or recommending trading in securities for any account (personal or client) while in possession of material, non-public information about the issuer of the securities; or

(b)	communicating material, non-public information about the issuer of any securities to any other person.

The activities described above are not only violations of these Insider Trading Policies, but also may be violations of applicable law.

B. Reporting of Material, Non-Public Information

Any associated person who possesses or believes that she/he may possess material, non-public information about any issuer of securities must report the matter immediately to the CCO. The CCO will review the matter and provide further instructions regarding appropriate handling of the information to the reporting individual.

C. Definitions

Material Information. “Material information” generally includes:

●	any information that a reasonable investor would likely consider important in making his or her investment decision; or

●	any information that is reasonably certain to have a substantial effect on the price of a company’s securities.

Examples of material information include the following: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems and extraordinary management developments.

Non-Public Information. Information is “non-public” until it has been effectively communicated to the market and the market has had time to “absorb” the information. For example, information found in a report filed with the Securities and Exchange Commission, or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal or other publications of general circulation would be considered public.

Insider Trading. While the law concerning “insider trading” is not static, it generally prohibits: (1) trading by an insider while in possession of material, non-public information; (2) trading by non-insiders while in possession of material, non-public information, where the information was either disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated; and (3) communicating material, non-public information to others.

Insiders. The concept of “insider” is broad and includes all employees of a company. In addition, any person may be a temporary insider if she/he enters into a special, confidential relationship with a company in the conduct of a company’s affairs and as a result has access to information solely for the company’s purposes. Any person associated with the Adviser may become a temporary insider for a company it advises or for which it performs other services. Temporary insiders may also include the following: a company’s attorneys, accountants, consultants, bank lending officers and the employees of such organizations.

D. Penalties for Insider Trading

The legal consequences for trading on or communicating material, non-public information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties below even if he/she does not personally benefit from the violation. Penalties may include:

●	civil injunctions

●	jail sentences

●	revocation of applicable securities-related registrations and licenses

●	fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited; and

●	fines for the employee or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided.

In addition, the Company’s management will impose serious sanctions on any person who violates the Insider Trading Policies. These sanctions may include suspension or dismissal of the person or persons involved.

V. Personal Trading Policies

A. General Information

The following policies and procedures apply to all accounts owned or controlled by an associated person, those accounts owned or controlled by members of the associated person’s immediate family, including any relative by blood, marriage or domestic partnership living in the same household, and any account in which the associated person has any beneficial interest, such as a trust. These accounts are collectively referred to as “covered accounts”. In the event that an associated person has a ‘casual roommate’, as opposed to a fiancé or other domestic partner, the accounts of the roommate may be exempt from the Code provisions, subject to the CCO’s determination. Any account in question should be addressed with the CCO immediately to determine if it is a covered account.

B. Pre-Approval

The Company has determined that in certain cases it is in the best interest of our clients to require pre-clearance of personal trading in reportable or covered securities (as defined earlier in the Code) by our associated persons, subject to certain exemptions.

No trading in reportable securities is allowed in any covered account until pre-clearance approval has been obtained, subject to certain exemptions outlined below. Approval is contingent upon the CCO (or designee) determining that the contemplated transaction will raise no conflict of interest.

An associated person who wishes to place a trade in a covered account shall complete a Pre-Clearance Request Form (Schedule A) and submit it to the CCO (or designee). The CCO (or designee) shall indicate on the form both the date and the time he/she processes the request. Alternatively, an associated person who wishes to place a trade in a covered account may email the CCO (or designee) with details of the intended transaction. The email must include the name of the security, symbol, number of shares, account name or account number on the covered account. The CCO (or designee) shall indicate on the response email whether the trade is approved. The email time stamp will signify the time and date the CCO (or designee) processes the request. Employees may also complete and email the Pre-clearance Form (Schedule A) to preclear transactions. When preclearing the trade, the CCO (or designee) may sign and scan the Pre-Clearance Form and email it back to the employee or may signify approval of the trade in the text of the email response. Regardless of how preclearance is obtained, records of the preclearance request and approval will be maintained.

The requested trade must be executed on the same trading day as the request is approved. If the trade is not placed or is placed but not executed within this time period, a new pre-clearance request must be processed.

Exemptions from Pre-Approval

(1)	Non-reportable securities

Rule 204A-1 specifically excludes the following from the definition of reportable or covered securities:

●	Direct Obligations of the US Treasury

●	Bankers’ acceptance, Certificates of deposit, commercial paper, and the like

●	Money market fund shares

●	Shares of open end mutual funds, as long as neither LPG nor any affiliate serves as the adviser or sub-adviser to the fund

●	Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are advised or sub-advised by LPG

●	Cryptocurrency

●	Such other securities or transactions as may be added to this list of exceptions in writing by the Chief Compliance Officer

(2)	Delegated Discretion Accounts

Pre-clearance is not required on trades in a covered account over which an associated person has no discretion if:

(a)	the associated person provides to the CCO a copy of the written contract pursuant to which investment discretion for the account has been delegated in writing to a fiduciary;

(b)	the associated person certifies in writing that she/he has not and will not discuss potential investment decisions with the independent fiduciary (Schedule G); and

(c)	the associated person ensures that duplicate broker-dealer trade confirmations and monthly/quarterly statements of the discretionary account holdings are provided to the Adviser.

NOTE: Transactions in reportable securities in such accounts shall be reported on a quarterly basis.

(3)	Automatic Reinvestment Plans

Pre-Clearance is not required for transactions within an automatic reinvestment plan.

(4)	Employee Accounts Managed by LPG

Trades in Covered Accounts that are managed by LPG in accordance with its model portfolios and strategies are not required to be pre-cleared.

C. Black-out periods

Trades in any reportable security, including options on such underlying securities, are subject to a black-out period when LPG trades or is considering trading the same security in LPG’s model portfolios and strategies. This black-out period includes one trading day prior to a model portfolio or strategy trades and one trading day after the model portfolio and strategy trades are completed. For clarity, associated person may not place a trade one day before LPG’s model portfolios and strategies trades, the same day(s) of model portfolios and strategies trades, or the day after model portfolios and strategies trades in the same security.

If an associated person request to trade in a security that is not held in any model portfolios and strategies accounts, and is not under consideration for purchase in any model portfolios and strategies accounts, such transaction is exempt from the black-out period requirements of this Code. Associated persons are reminded that an exemption from the black-out period does not include an exemption from pre-clearance.

D. Thirty-Day Prohibition on Buying/Selling Securities (short-term trading)

Associated persons are prohibited from buying and then selling or selling and then buying the same security within 30 calendar days of the initial transaction. In situations where multiple transactions have occurred in the same security, the holding period will calculate from the date of the most recent transaction of the relevant security across all accounts, regardless of the holding period of prior transactions in the same security. When the 30-day requirement is met, the associated person must obtain pre-clearance and the trade request will be subjected to the black-out period policy as noted above.

E .. Quarterly reporting requirements

Each associated person must file or cause to be filed with the CCO a Personal Securities Transaction Report (the “PST Report”) within 30 days after the end of each quarter (Schedule B). PST Report forms shall be circulated by the CCO each quarter. Each PST Report shall require the covered person to certify that, for the preceding quarter: (i) the information on the PST (or in lieu thereof or in conjunction with, attached brokerage statements with transactions clearly marked and/or transaction reports from the Company’s portfolio management system) represents all of the associated person’s trading activity for the preceding quarter, and (ii) the covered person has complied with the Adviser’s trading policies in this Code of Ethics and applicable federal and state law in all respects. This report shall be reviewed by the CCO (or designee) in a timely fashion. The CCO shall designate an appropriate person to review his/her reports.

If no broker is involved in a trade (unbrokered trades) by an associated person, he or she shall provide a transaction report within 10 days of the trade.

F .. Initial and Annual reporting requirements

Within 10 days of beginning employment and annually thereafter on January 31 (the date designated by the Company), each associated person must provide a list of brokerage accounts and reportable securities owned or controlled by the associated person, his or her spouse or minor children, or any other person or entity in which the associated person may have a beneficial interest or derive a direct or indirect benefit (Schedule C). For each security owned, the following information is required: (1) the title and type of security; (2) ticker symbol or cusip #, if applicable; (3) the number of shares and (4) the principal amount of each reportable security listed. As indicated on Schedule C, this information must be current as of a date no more than 45 days prior to the date the report is submitted. (Brokerage statements and/or holdings reports from the Company’s portfolio management system may be attached to Schedule C in lieu of, or in conjunction with, a list of reportable securities.)

Each associated person must notify the CCO of any updates or changes to his or her Covered Accounts within 10 days of such update or change. Reports made pursuant to this Section E shall be reviewed by the CCO (or designee) in a timely fashion, and the CCO shall designate an appropriate person to review his/her reports.

G .. Prohibited and Restricted Transactions

●	Associated persons are prohibited from participating in IPO’s (Initial Public Offerings) without proper pre-clearance.

●	Any associated person wishing to purchase or sell a security obtained through a private placement, including purchase of any interest in a hedge fund, must first seek approval by the CCO. In addition, if an associated person who owns a security in a private company knows that the company is about to engage in an IPO, she/he must disclose this information to the CCO.

●	Short sales of securities are prohibited.

●	Purchases and sales of restricted securities issued by public companies are generally prohibited, unless CCO determines that the contemplated transaction will raise no actual, potential or apparent conflict of interest.

●	Short-term trading by associated persons in their personal accounts, while not strictly prohibited, is discouraged. Short-term trading is defined as 30 days, however, under exceptional circumstances, CCO may consider granting an exemption on trading on a case by case, subject to the black out period policy and will not create a potential or apparent conflict of interest.

●	Participation in Investment Clubs must be approved in writing by the CCO in advance of any such participation.

Case-by-Case Exemptions

Because no written policy can provide for every possible contingency, the CCO may consider granting additional exemptions from the Prohibitions on Trading on a case-by-case basis. Any request for such consideration must be submitted by the covered person in writing to the CCO. Exceptions will only be granted in those cases in which the CCO determines that granting the request will create no actual, potential or apparent conflict of interest.

VI. Sanctions

Associated persons who violate any provision of the Code of Ethics may be subject to sanctions, which may include, among other things, education or formal censure; a letter of admonition; disgorgement of profits; restrictions on such person’s personal securities transactions; fines, suspension, reassignment, demotion or termination of employment; or other significant remedial action.

All disciplinary responses to violations of the Code of Ethics shall be administered by the CCO, subject to approval, as applicable, by the president, chief executive officer or Board of Directors of the Company. Determinations regarding appropriate disciplinary responses will be administered on a case-by-case basis.

VII. Certification

Upon LPG’s adoption of this Code of Ethics and annually thereafter, all associated persons are required to certify in writing his or her receipt, understanding and continuing acceptance of, as well as agreement to abide by, the guidelines and polices set forth herein (Schedule D (annual), Schedule E (initial)). Employees with who have delegated discretion to third-party managers must also complete Schedule G (initial and annual). New employees are required to certify in writing his or her receipt, understanding and acceptance of, as well as agreement to abide by, the guidelines and polices set forth herein (Schedule E) within ten (10) days of employment. Additionally, any change or modification to the Code of Ethics will be distributed to all associated persons and they will be required to certify in writing their receipt, understanding and acceptance of the change(s) (Schedule F).

LPG will maintain the following records with regard to this Code:

●	Copies of the original Code of Ethics and all revisions to the Code

●	Certification from all associated persons regarding their receipt, acknowledgement and acceptance of the Code and subsequent revisions

●	A list, kept current at all times, of all associated persons subject to the Code

●	Annual representation by each employee regarding his or her holdings in Reportable Securities

●	Annual representation by each employee listing his or her covered accounts

●	Quarterly reports, submitted by each associated person within 30 days following the end of each calendar quarter, reflecting personal securities transactions during the quarter

VIII. Review by Board of Directors

The Adviser’s CCO must prepare an annual report on this Code of Ethics for review by the Board of Directors of the Fund in accordance with Rule 17j-1 of the Investment Company Act of 1940. In accordance with Rule 17j-1, the report must contain the following:

1.	A description of issues arising under the Code of Ethics since the last report including, but not limited to, information about any violations of the Code, sanctions imposed in response to such violations, changes made to the Code’s provisions and procedures, and any recommended changes to the Code; and

2.	A certification that the Adviser has adopted such procedures as are reasonably necessary to prevent access persons from violating the Code of Ethics.

Schedule A

PERSONAL TRANSACTION PRE-CLEARANCE FORM

The covered person submitting this request shall complete the following section in its entirety:

Date:
Employee Name:
Name of Account Owner:
# of Shares/Principal Amount:
Name of Security:
Buy or Sell:
Type of Security:
Ticker Symbol, Cusip or Other ID:
Broker and Account Number:

As applicable, please indicate the following:

☐	The above transaction complies in all respects with the Black-out Period Restrictions as stated in the Code of Ethics of the Company.

☐	If you would own a beneficial interest in more than 5% of the outstanding voting securities of the issuer after executing the requested transaction, then state the total beneficial interest you will own in the company’s voting securities after this purchase. ______________

BY SIGNING BELOW, I HEREBY CERTIFY THAT ALL OF THE INFORMATION IN THIS REQUEST FOR PERMISSION TO ENGAGE IN THE ABOVE DESCRIBED TRANSACTION IS TRUE TO THE BEST OF MY KNOWLEDGE.

SIGNATURE	PRINT NAME

The Chief Compliance Officer (or other designated appropriate Adviser official) shall complete the following section and approve or decline permission for the proposed transaction:

Is trade authorized?	YES ☐ NO ☐
If authorized, trade must be executed by 4:00 p.m. on the business day of the approval date.	DATE AND TIME TRADE APPROVED:_____________________

Signature, CCO or Designee and Approval Date

Schedule B

QUARTERLY PERSONAL SECURITIES TRANSACTION REPORT

AND COMPLIANCE ACKNOWLEDGEMENT

Reporting Period: _______to ________	Due Date: __________

Please answer the following questions with respect to your trading for accounts in which you have a direct or indirect interest or control (including accounts of your spouse or minor children) (your “Covered Accounts”):

Were any trades conducted in the Accounts during the Reporting Period?

______Yes	____No

If yes, please list trades below or attach brokerage statements with reportable transactions17 clearly indicated.

NAME OF SECURITY	BUY OR SELL	AMOUNT OF TRANSACTION	PRICE OF SECURITY	BROKER/DEALER	DATE OF TRANSACTION

By signing below, I hereby represent that:

(i)	I have received, read and understand the Company’s Code of Ethics, including its insider trading policies, personal trading policies and personal trading procedures;

(ii)	This report documents every trade conducted and required to be reported in any Covered Accounts in which I have a direct or indirect interest or control during the Reporting Period; and

(iii)	I followed Company’s personal trading policies (including the pre-clearance procedures) and did not violate any provision of its Code of Ethics during the Reporting Period.

ACCESS PERSON SIGNATURE	PRINT NAME	DATE

REVIEWER SIGNATURE	PRINT NAME	DATE

[17]	Transactions in U.S. Treasury Securities, Certificates of Deposit and/or shares of registered mutual funds not managed by the firm or its affiliates need not be reported in this Personal Trading Report and Compliance Acknowledgement.

Schedule C

EMPLOYEE REPRESENTATION OF ACCOUNTS/HOLDINGS REPORT

(This report must be submitted within ten (10) days of employment and annually thereafter.)

Employee Name:

Regulations require that you disclose information to your employer regarding your personal investment activity.

A.	Please list all brokerage accounts you currently own, exercise control over or in which you have any direct or indirect beneficial interest (for example, spouse’s accounts, children’s accounts, etc. – see Code of Ethics or discuss with CCO for clarification). Attach additional page(s) if necessary. Please attach a copy of the most recent statement of each (must be dated within 45 days of your signature below).

B.	For any securities not held in a brokerage account listed below (i.e., held in certificate or other form), the following information must be supplied: (1) the Title and type of security; (2) ticker symbol or cusip #, if applicable; (3) the number of shares and (4) the principal amount of each reportable security listed.

Also, if the brokerage report submitted under Item A above does not contain all the information listed in Item B, please provide this information for each security reflected on the brokerage statements.

Name of Account Custodian	Account number	Registration (Name) on Account

ACCESS PERSON SIGNATURE	PRINT NAME	DATE

REVIEWER SIGNATURE	PRINT NAME	DATE

*	No Access Person may serve as Reviewer for his or her own accounts.

Schedule C

ADDENDUM

EMPLOYEE REPRESENTATION OF ACCOUNTS/HOLDINGS – Add new/closing account/security holding

Employee Name:

Regulations require that you disclose changes to your information regarding your personal investment accounts.

Please use this form to list covered accounts that have been opened or closed. Such account should be reported within 10 days of account opening or closing.

Name of Account Custodian	Account number	Registration (Name) on Account

ACCESS PERSON SIGNATURE	PRINT NAME	DATE

REVIEWER SIGNATURE	PRINT NAME	DATE

*	No Access Person may serve as Reviewer for his or her own accounts.

Schedule D

ANNUAL CERTIFICATION OF COMPLIANCE WITH THE

CODE OF ETHICS

I certify that during the 12 months preceding the date written below, in accordance with the Company’s Code of Ethics:

1.	I have fully disclosed all accounts and reportable securities holdings in which I have, or a member of my immediate family or household has, a beneficial interest (“covered securities” and “covered accounts”).

2.	I have obtained, to the extent required by the Code of Ethics, pre-clearance for all transactions, including those in IPOs or private placements in covered accounts.

3.	I have reported all securities transactions in which I have, or any member of my immediate family has, a beneficial interest except for transactions exempt from reporting requirements.

4.	I have received, reviewed, understood, complied with, and will continue to comply with, the Code of Ethics in all respects.

5.	I have complied, and will continue to comply with, all other policies and procedures established by the Company.

Signature

Print Name

Dated:

Schedule E

INITIAL CERTIFICATION OF COMPLIANCE WITH THE

CODE OF ETHICS

I hereby certify that I have reviewed and understand the Company’s Code of Ethics. I agree to abide by all provisions of the Code of Ethics, including, without limitation:

1.	I have fully disclosed all accounts and reportable securities holdings in which I have, or a member of my immediate family or household has, a beneficial interest (“covered securities” and “covered accounts”).

2.	I will obtain, to the extent required by the Code of Ethics, pre-clearance for all transactions, including those in IPOs or private placements in covered accounts.

3.	I will report all securities transactions in which I have, or any member of my immediate family has, a beneficial interest except for transactions exempt from reporting requirements.

4.	I have received, reviewed, understand, and will comply with the Code of Ethics in all respects.

5.	I will comply with all other policies and procedures established by the Company.

Signature

Print Name

Dated:

Schedule F

CERTIFICATION OF COMPLIANCE WITH THE

CODE OF ETHICS

(Acknowledgement of Revision of Code of Ethics)

I hereby certify that I have received, reviewed and understand the change(s) in the Company’s Code of Ethics. I agree to abide by all provisions of the Code of Ethics, including, without limitation new provisions represented by this change(s).

Signature

Print Name

Dated:

Schedule G

INITIAL AND ANNUAL EMPLOYEE CERTIFICATION

DELEGATED DISCRETION ACCOUNTS

Employee Name:

Regulations require disclosure of your personal investment activity in reportable securities to the Company. In addition, the Company has implemented preclearance requirements and restrictions on the types of trading activity that may be engaged in by its employees. An exemption from these restrictions and preclearance requirements is available for transactions in accounts for which an employee has delegated investment management discretion to a third-party. Please note there is no exemption from the Company’s reporting requirements.

You designate the accounts listed below as those over which you have no direct or indirect influence or control due to delegation of investment discretion.

Registration (Name) on Account	Account number	Account Custodian

By signing below, I hereby certify that with respect to the above account(s):

●	I have not suggested purchases or sales of investments to the trustee(s) or third-party discretionary manager(s) and will not do so in the future.

●	I have not directed purchase or sales of investments and will not do so in the future.

●	I understand that I must arrange for the Company to receive brokerage statements for the account(s) which will be subject to compliance review.

ACCESS PERSON SIGNATURE	PRINT NAME	DATE

REVIEWER SIGNATURE	PRINT NAME	DATE

*	No Access Person may serve as Reviewer for his or her own accounts.